UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2018

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-08246	71-0205415
(Commission File Number)	(IRS Employer Identification No.)

10000 Energy Drive Spring, Texas	77389
(Address of principal executive offices)	(Zip Code)

(832) 796-1000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Section 7 - Regulation FD

Item 7.01. Regulation FD Disclosure

In accordance with the Certificate of Designations for the 6.25% Series B Mandatory Convertible Preferred Stock ("Convertible Preferred Stock") issued by Southwestern Energy Company (the "Company"), which appears as Exhibit 3.1 to the Company's Current Report on Form 8-K filed on January 21, 2015, as of 5:00 p.m. New York time on January 12, 2018, each share of Convertible Preferred Stock automatically converted into 43.4782 shares of the Company's common stock, which entitles the holders of depositary shares, each of which represents a 1/20th interest in a share of the Convertible Preferred Stock, to receive 2.17391 shares of common stock of the Company per depositary share (or if a fractional share otherwise would be issued, cash in lieu of the fractional share at a rate of $5.692760 per whole common share not issued).  As a result, on January 12, 2018, the Company issued approximately 75.0 million additional shares of common stock.

The information in this Item 7.01 is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of Section 18, and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWESTERN ENERGY COMPANY

Dated: January 16, 2018	By:	/s/ John C. Ale
	Name:	John C. Ale
	Title:	Senior Vice President, General Counsel and Secretary